UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2017

CESCA THERAPEUTICS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-82900	94-3018487

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2711 Citrus Road, Rancho Cordova, California		95742

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (949) 753-0624

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

          Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Cesca Therapeutics Inc. (the “Company”) is filing this Current Report on Form 8-K to update the description of its common stock in its SEC filings.

Shares Authorized for Issuance

As of May 18, 2017, the Company is authorized, under its Sixth Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), to issue up to 350,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of preferred stock, $0.001 par value.

 Common Stock

Each holder of the Company’s common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders, except matters that relate only to any outstanding series of preferred stock that the Company may designate in the future. No holder has any cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of liquidation, dissolution or winding up of the Company, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate in the future.

Preferred Stock

The Company may, from time to time, issue preferred stock with the rights, preferences and privileges established by the Company’s board of directors.

Effect of Certain Provisions of Certificate of Incorporation and Bylaws

Some provisions of Delaware law and the Company’s Certificate of Incorporation and Restated Bylaws contain provisions that could make the following transactions more difficult:

●     acquisition of the Company by means of a tender offer;

●     acquisition of the Company by means of a proxy contest or otherwise; or

●     removal of the Company’s incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in the Company’s management. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors.

●

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for the Company’s board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

●	Stockholder Meetings. The Company’s Restated Bylaws provide that a special meeting of stockholders may be called only by the board of directors.

●

Requirements for Advance Notification of Stockholder Nominations and Proposals. The Company’s Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company’s board of directors or a committee of the board of directors.

●

Board of Directors Size and Vacancies. Under the Company’s Restated Bylaws, the board of directors has the power to set the size of the board and fill any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board. The ability to increase or decrease the size of the board in conjunction with the ability to fill a vacancy could make it more difficult for a third party to acquire control of the Company, or could discourage a third party from acquiring control of the Company.

Exchange Listing

The Company’s common stock is listed on the NASDAQ Capital Market under the symbol “KOOL.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CESCA THERAPEUTICS INC.

Dated: May 18, 2017	/s/ Vivian Liu
Vivian Liu, Chief Operating Officer